Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-182864 and 333-203050 on Form S-8 of Georgetown Bancorp, Inc. and Subsidiary of our report dated March 29, 2016 relating to our audit of the consolidated balance sheet and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, which appear in the Annual Report on Form 10-K of Georgetown Bancorp, Inc. for the year ended December 31, 2015.

/s/ Baker Newman & Noyes
Limited Liability Company

Peabody, Massachusetts
March 29, 2016